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                   AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT


         This AMENDMENT No. 2 TO ASSET PURCHASE AGREEMENT (this "Amendment") is executed as of the 31st day of May, 2001, by and between Digital Insurance, Inc., a Delaware corporation ("Digital"), and HealthAxis.com, Inc., a Pennsylvania corporation ("HealthAxis").

                              W I T N E S S E T H:

         WHEREAS, Digital and HealthAxis have executed that certain Asset Purchase Agreement dated June 30, 2000, as previously amended by that certain Amendment to Asset Purchase Agreement dated September 15, 2000 (collectively, the "Asset Purchase Agreement"); and

         WHEREAS, the parties desire to further amend the Asset Purchase Agreement as set forth herein.

         NOW THEREFORE, in consideration of Ten Dollars ($10.00), and the mutual covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Prepayment of Promissory Note by Digital. Notwithstanding Section 3.1(a) of the Asset Purchase Agreement, and subject to the provisions of Section 4 of this Amendment, Digital has paid, and HealthAxis has accepted, a total aggregate payment of $2,000,000.00 as payment in full of (i) all remaining principal and interest thereon due to HealthAxis pursuant to the Promissory Note dated June 30, 2000, as delivered to HealthAxis in accordance with Section 3.1(a) of the Asset Purchase Agreement, and (ii) certain other amounts due to HealthAxis as described in that certain Amendment No. 3 to Software License and Consulting Agreement which is being entered into simultaneously herewith by Digital and HealthAxis which relates to the Software License and Consulting Agreement dated as of June 30, 2000 between Digital and HealthAxis, as amended by that certain Amendment to Software License and Consulting Agreement dated as of September 15, 2000 and Amendment No. 2 to Software License and Consulting Agreement dated as of March 31, 2001 (collectively, the "License and Consulting Agreement") . As a result, and except as expressly provided in Section 4 of this Amendment, no further amounts are due to HealthAxis pursuant to the Promissory Note or Section 3.1(a) of the Asset Purchase Agreement. HealthAxis acknowledges and agrees that, except as otherwise provided in Section 4 below, said $2,000,000 represents full and final payment for the "Assets" sold to Digital under the Asset Purchase Agreement and full and final payment for the "License Fee" and previously deferred "Service Fees", including interest on all such amounts, under the License and Consulting Agreement.

2. Mutual Release for Certain Payment Obligations. Except for the continuing obligations of both HealthAxis and Digital as provided in the Asset Purchase Agreement, and except as expressly provided in Section 1 above and this Section 2, HealthAxis and Digital do hereby release and discharge the other from any and all payment obligations whatsoever as contained in the Asset Purchase Agreement arising prior to June 1, 2001. Notwithstanding the preceding sentence, (i) HealthAxis acknowledges and agrees that it will remain responsible for payment of any amounts due to Student Advantage arising out of the claim for $50,000.00 being made by Student Advantage for advertising service fees, and Digital shall have no responsibility for any such payment or claims related thereto and (ii) Digital acknowledges and agrees that it shall remain obligated to pay all amounts due to HealthAxis based upon commission revenues pursuant to Section 3.4 of the Asset Purchase Agreement, including those arising prior to June 1, 2001. In connection with the above, Digital agrees that it will cooperate with HealthAxis in seeking to minimize the amounts HealthAxis actually pays to Student Advantage to settle the claim. With regard to the commission revenue payments pursuant to Section 3.4 of the Asset Purchase Agreement, HealthAxis and Digital agree that they will treat all amounts previously paid as final and will not contest the accuracy of such amounts. However, going forward Digital will report, calculate and pay the commission revenue payments strictly in accordance with the provisions of Section 3.4 of the Asset Purchase Agreement.

3. Financials. In connection with HealthAxis' ownership of Common Stock of Digital, so long as HealthAxis owns at least 500,000 shares of Digital Common Stock, Digital will provide quarterly financial reports to the Healthaxis Chief Financial Officer within 30 days of the end of each quarter, which reports HealthAxis shall keep confidential except for information that Digital has made available to the public.
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4. Additional Funding Requirement. HealthAxis has agreed to the terms and conditions contained in this Amendment based upon Digital's representations that the agreements contained herein would enhance Digital's ability to raise additional funding. Accordingly, notwithstanding anything in this Amendment to the contrary, in the event Digital has not completed an additional round of funding by raising at least $4,000,000 on or before March 31, 2002 (the "Additional Funding Requirement"), then HealthAxis shall be entitled to receive any and all amounts (including accrued interest) which would have otherwise become due under the Promissory Note as if this Amendment had never been entered into. The Additional Funding Requirement shall also be deemed satisfied if Digital enters into a merger or other business combination transaction which has the net effect of increasing Digital's cash position by at least $4,000,000 (the surviving entity in the merger or other transaction has cash equal to the cash position of Digital immediately prior to the merger or other transaction plus at least $4,000,000) on or before March 31, 2002. If Digital fails to satisfy the Additional Funding Requirement, Digital would be entitled to credit for the $2,000,000.00 paid herewith against such unpaid amounts that would otherwise have become due under the Promissory Note and against any remaining License Fee and previously deferred Service Fees that would otherwise have become due under the License and Consulting Agreement (as applicable). Digital may, at any time, give written notice to HealthAxis that Digital no longer utilizes the Non-Retail Presentation Layer Software and Other Common Modules, and in such case, no further payments shall be due under this Section regardless of whether an Additional Funding Event occurs on or before March 31, 2002, and the license granted to Digital in the License and Consulting Agreement shall be deemed automatically terminated for all purposes.


5. Full Force and Effect. The Asset Purchase Agreement, as amended hereby, shall remain in full force and effect, and all capitalized terms as used herein shall have the meaning as defined in the Asset Purchase Agreement. To the extent there are any inconsistencies between the terms of this Amendment and the terms of the Asset Purchase Agreement, the terms of this Amendment shall prevail.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives effective as of the date first above written.

DIGITAL INSURANCE, INC.                        HEALTHAXIS.COM, INC.


BY:___________________________                 BY: ________________________
     THOMAS O. USILTON                                  JAMES W. MCLANE
     PRESIDENT & CEO                                    PRESIDENT & CEO